Exhibit 99.1

Tandy Brands Accessories, Inc. J.S.B. Jenkins President/Chief Executive Officer (817) 548-0090 britt_jenkins@tandybrands.com	Investor Relations: Integrated Corporate Relations Bill Zima (203) 682-8200 Media Relations: Monarch Communications, Inc. Jeff Siegel (516) 569-6144

TANDY BRANDS ACCESSORIES ANNOUNCES SIXTH
CONSECUTIVE QUARTERLY DIVIDEND

ARLINGTON, TX, December 2, 2004 – Tandy Brands Accessories, Inc. (Nasdaq NM: TBAC) today announced that the Board of Directors approved the Company’s sixth quarterly dividend. The Board of Directors approved a quarterly dividend of $0.0275 per common share that will be payable January 20, 2005, to shareholders of record at the close of business on December 31, 2004.

“We are proud to be paying our sixth consecutive quarterly dividend,” stated J.S.B. Jenkins, president and chief executive officer, “Tandy Brands is committed to building long-term shareholder value and our cash dividend program is an important part of this strategy.”

Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, neckwear, gifts, sporting goods, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.